Exhibit 23.1


               Consent of Independent Certified Public Accountants

We have issued our report dated December 19, 1998, accompanying the consolidated financial statements and schedules incorporated by reference included in the Annual Report of Meritage Hospitality Group Inc. on Form 10-K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statement of Meritage Hospitality Group Inc. on Form S-8 to be filed on or about April 9, 1999.



/s/ Grant Thornton LLP

Grant Thornton LLP
Southfield, Michigan
April 9, 1999